Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS REPORTS FOURTH QUARTER

AND FULL YEAR 2022 RESULTS

Delivered Significantly Improved Full Year 2022 Results

Full Year 2022 Highlights:

●	Net Sales increased 13.8% to $616.1 million
●	Net Income increased 25.8% to $38.6 million
●	Diluted Earnings per Share increased 26.4% to $1.63
●	Both segments produced improved year-over-year results
●	Announced 1Q23 quarterly dividend increased to $0.295 per share
●	Issued 2023 full year outlook

February 20, 2023 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the fourth quarter and full year ended December 31, 2022.

“Both of our segments produced improved results in 2022,” explained Bob McCormick, President and CEO. “While external headwinds persisted, demand remained strong during 2022 and our teams were able to find ways to deliver for our customers while controlling costs. Our Work Truck Attachments segment had a tremendous year overall, introducing innovative new products and taking advantage of changing industry dynamics. As expected, we did see some pull ahead of demand in the pre-season which, when combined with below average snowfall in core markets, impacted volumes and margins in the fourth quarter. It was particularly pleasing to see the improved results produced by the Work Truck Solutions segment in the fourth quarter as improved pricing realization and upfit velocity meant we delivered more trucks to our customers at higher profitability rates.”

Consolidated Fourth Quarter 2022 Results

$ in millions (except Margins & EPS)	Q4 2022	Q4 2021
Net Sales	$159.8	$152.9
Gross Profit Margin	23.7%	23.7%

Income from Operations	$16.7	$13.0
Net Income	$11.5	$8.8
Diluted EPS	$0.49	$0.37

Adjusted EBITDA	$22.9	$19.9
Adjusted EBITDA Margin	14.3%	13.0%
Adjusted Net Income	$12.3	$10.0
Adjusted Diluted EPS	$0.52	$0.42

●	Financial performance improved across the board in the fourth quarter, driven by continued price realization at both segments and higher volumes at Work Truck Solutions.

Douglas Dynamics – Fourth Quarter and Full Year 2022

Work Truck Attachments Segment Fourth Quarter 2022 Results

$ in millions (except Adjusted EBITDA Margin)	Q4 2022	Q4 2021
Net Sales	$97.9	$97.7
Adjusted EBITDA	$18.6	$22.2
Adjusted EBITDA Margin	19.0%	22.7%

●

Net Sales of $97.9 million were approximately the same as fourth quarter 2021 with pricing actions offsetting lower volumes, which were impacted by below average snowfall in core markets and demand pull ahead in previous quarters.

●	Adjusted EBITDA and Adjusted EBITDA margins were lower due to lower volumes, and increased labor and benefit costs.

Work Truck Solutions Segment Fourth Quarter 2022 Results

$ in millions (except Adjusted EBITDA Margin)	Q4 2022	Q4 2021
Net Sales	$61.9	$55.2
Adjusted EBITDA	$4.3	$(2.3)
Adjusted EBITDA Margin	6.9%	-4.1%

●

Net Sales increased compared to the prior year due to price increase realization, ongoing positive demand and higher truck deliveries, which was partially offset by continued supply chain disruption and related inefficiencies.

●	The increase in Adjusted EBITDA and Adjusted EBITDA margin was a result of pricing actions and improved truck deliveries compared to last year.

Douglas Dynamics – Fourth Quarter and Full Year 2022

Consolidated Full Year 2022 Results

$ in millions (except Margins & EPS)	FY 2022	FY 2021
Net Sales	$616.1	$541.5
Gross Profit Margin	24.6%	26.2%

Income from Operations	$58.8	$51.1
Net Income	$38.6	$30.7
Diluted EPS	$1.63	$1.29

Adjusted EBITDA	$86.8	$79.5
Adjusted EBITDA Margin	14.1%	14.7%
Adjusted Net Income	$43.5	$39.4
Adjusted Diluted EPS	$1.84	$1.67

●	2022 Net sales increased 13.8% when compared to 2021, primarily due to pricing actions in both segments, as well as strong demand in Work Truck Attachments leading to increased volumes.
●	Net Income increased by 25.8% to $38.6 million in 2022 when compared to full year Net Income of $30.7 million in 2021.
●

Selling, general and administrative expense increased just 4.2% to $82.2 million for 2022 compared to $78.8 million for the prior year. The small increase was due to increased salaries and benefits, travel expenditures, and advertising costs, as spending was artificially low in 2021 due to the pandemic. As a percentage of net sales, SG&A decreased from 14.6% in 2021 to 13.3% in 2022.

●

Interest expense was $11.3 million for 2022 compared to $11.8 million in 2021, which was primarily due to lower interest paid on the term loan following the June 2021 refinancing. This was somewhat offset by an increase in interest expense on higher borrowings on the revolving line of credit.

●

The effective tax rate for 2022 was 18.5% compared to 11.3% for 2021. The increase in 2022 was due to a discrete tax benefit of $3.3 million in 2021 related to favorable income tax audit results. The effective tax rate for 2022 was lower than historical averages due to higher tax credits and state income tax rate changes.

Work Truck Attachments Segment Full Year 2022 Results

$ in millions (except Adjusted EBITDA Margin)	FY 2022	FY 2021
Net Sales	$382.3	$325.7
Adjusted EBITDA	$78.2	$77.4
Adjusted EBITDA Margin	20.5%	23.8%

●

Net sales increased by 17.4% primarily due to pricing actions, as well as strong preseason order demand and volumes, despite below average snowfall in the season ended in March 2022 and below average snowfall in core markets in the fourth quarter of 2022.

●	Adjusted EBITDA increased slightly based on increased preseason volumes, largely offset by increased labor and benefit costs.

Douglas Dynamics – Fourth Quarter and Full Year 2022

Work Truck Solutions Segment Full Year 2022 Results

$ in millions (except Adjusted EBITDA Margin)	FY 2022	FY 2021
Net Sales	$233.8	$215.7
Adjusted EBITDA	$8.6	$2.2
Adjusted EBITDA Margin	3.7%	1.0%

●

Net sales increased 8.4% primarily based on price increase realization, as well as more stable and predictable Class 7-8 chassis supply, somewhat offset by component shortages leading to lower production volumes.

●

Adjusted EBITDA increased significantly due to price increase realization, favorable sales mix, and cost savings initiatives, somewhat offset by inflationary pressures and supply chain constraints leading to manufacturing and upfit inefficiencies.

●	Order backlog at the start of 2023 was a record $360.3 million, compared to $300.4 million a year ago.

Capital Allocation & Liquidity

●

A quarterly cash dividend of $0.29 per share of the Company's common stock was declared on December 6, 2022, and paid on December 30, 2022, to stockholders of record as of the close of business on December 19, 2022.

●

The Board of Directors also approved and declared a quarterly cash dividend of $0.295 per share for the first quarter of 2023. The declared dividend will be paid on March 31, 2023, to stockholders of record as of the close of business on March 17, 2023.

●

Net Cash Provided by Operating Activities for 2022 decreased to $40.0 million from $60.5 million during 2021. Lower cash provided relates to an increase in inventory due to the pull forward of purchases as well as higher material costs due to inflation.

●

Free Cash Flow for full year 2022 decreased to $28.0 million from $49.3 million for full year 2021, primarily as a result of a decrease in cash provided by operating activities and a small increase in capital expenditures.

●	As of December 31, 2022, liquidity comprised of approximately $20.7 million in cash and cash equivalents and borrowing availability of approximately $99.5 million under the revolving credit facility.
●

On January 5, 2023, the Company exercised an option to expand its Revolving Credit commitment by $50.0 million to $150.0 million to allow additional flexibility following the impact of inflation in recent years.

Outlook

2023 financial outlook:

●	Net Sales are expected to be between $620 million and $680 million.
●	Adjusted EBITDA is predicted to range from $85 million to $115 million.
●	Adjusted Earnings Per Share are expected to be in the range of $1.55 per share to $2.45 per share.
●	The effective tax rate is expected to be approximately 24% to 25%.
●	The outlook assumes relatively stable economic conditions, slightly improving supply of chassis and components, and that Company’s core markets will experience average snowfall levels.

Douglas Dynamics – Fourth Quarter and Full Year 2022

McCormick noted, “As we look at 2023, our teams continue to see opportunities to grow and improve our operations and we maintain a positive long-term outlook on both segments overall. Backlog and demand trends remain favorable. Demand for our Work Truck Attachments products is more influenced by snowfall than general economic activity. While our Work Truck Solutions segment is influenced by economic activity, we believe the potential for a mild to moderate recession will be more than offset by the record backlog of orders we have to work through in the coming years, and the need to replace aging trucks and equipment. Overall, we are not expecting significant near-term improvements in chassis supply but believe our teams can deliver improved results based on the macroeconomic and industry predictions, plus the positive customer sentiment we see today.”

With respect to the Company’s 2023 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring, or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Earnings Conference Call Information

The Company will host a conference call on Tuesday, February 21, 2023 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To join the conference call, please dial (833) 634-5024 domestically, or (412) 902-4205 internationally. The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 75 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share, and Free Cash Flow.  The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies.  Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found immediately following the Consolidated Statements of Cash Flows included in this press release.

Douglas Dynamics – Fourth Quarter and Full Year 2022

Adjusted EBITDA represents net income before interest, taxes, depreciation, and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, stock-based compensation, severance, restructuring charges, impairment charges, loss on extinguishment of debt, and incremental costs incurred related to the COVID-19 pandemic. Such COVID-19 related costs include increased expenses directly related to the pandemic, and do not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs are out of the ordinary, unrelated to our business and not representative of our results. The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) represents net income and earnings per share (as defined by GAAP), excluding the impact of stock based compensation, severance, restructuring charges, impairment charges, loss on extinguishment of debt, certain charges related to unrelated legal fees and consulting fees, incremental costs incurred related to the COVID-19 pandemic, and adjustments on derivatives not classified as hedges, net of their income tax impact. Such COVID-19 related costs include increased expenses directly related to the pandemic, and do not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs are out of the ordinary, unrelated to our business and not representative of our results. Adjustments on derivatives not classified as hedges are non-cash and are related to overall financial market conditions; therefore, management believes such costs are unrelated to our business and are not representative of our results.  Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less capital expenditures.  Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other financial measures such as Net Income and Net Cash Provided By (Used in) Operating Activities.  We believe that free cash flow represents our ability to generate additional cash flow from our business operations.

Douglas Dynamics – Fourth Quarter and Full Year 2022

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as the COVID-19 pandemic, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of steel or other materials, including as a result of tariffs, necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel or freight, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, and unexpected costs or liabilities related to such acquisitions or any future acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2021 and any subsequent Form 10-Q filings. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Douglas Dynamics – Fourth Quarter and Full Year 2022

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2022	2021
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$20,670	$36,964
Accounts receivable, net	86,765	71,035
Inventories	136,501	104,019
Inventories - truck chassis floor plan	1,211	2,655
Refundable income taxes paid	-	1,222
Prepaid and other current assets	7,774	4,536
Total current assets	252,921	220,431

Property, plant, and equipment, net	68,660	66,787
Goodwill	113,134	113,134
Other intangible assets, net	131,589	142,109
Operating lease - right of use asset	17,432	18,462
Non-qualified benefit plan assets	8,874	10,347
Other long-term assets	4,281	1,206
Total assets	$596,891	$572,476

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$49,252	$27,375
Accrued expenses and other current liabilities	30,484	36,126
Floor plan obligations	1,211	2,655
Operating lease liability - current	4,862	4,623
Income taxes payable	3,485	-
Current portion of long-term debt	11,137	11,137
Total current liabilities	100,431	81,916

Retirement benefits and deferred compensation	14,650	17,170
Deferred income taxes	29,837	29,789
Long-term debt, less current portion	195,299	206,058
Operating lease liability - noncurrent	14,025	15,408
Other long-term liabilities	5,547	7,525

Total stockholders' equity	237,102	214,610
Total liabilities and stockholders' equity	$596,891	$572,476

Douglas Dynamics – Fourth Quarter and Full Year 2022

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Twelve Month Period Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
	(unaudited)		(unaudited)

Net sales	$159,806	$152,945	$616,068	$541,453
Cost of sales	121,916	116,758	464,612	399,581
Gross profit	37,890	36,187	151,456	141,872

Selling, general, and administrative expense	18,605	19,356	82,183	78,844
Impairment charges	-	1,211	-	1,211
Intangibles amortization	2,630	2,630	10,520	10,682

Income from operations	16,655	12,990	58,753	51,135

Interest expense, net	(3,401)	(2,325)	(11,253)	(11,839)
Loss on extinguishment of debt	-	-	-	(4,936)
Other income (expense), net	(233)	105	(139)	228
Income before taxes	13,021	10,770	47,361	34,588

Income tax expense	1,509	1,954	8,752	3,897

Net income	$11,512	$8,816	$38,609	$30,691

Weighted average number of common shares outstanding:
Basic	22,886,793	22,980,951	22,915,543	22,954,523
Diluted	22,886,793	22,988,143	22,916,824	22,964,732

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.49	$0.38	$1.65	$1.31
Earnings per common share assuming dilution attributable to common shareholders	$0.49	$0.37	$1.63	$1.29
Cash dividends declared and paid per share	$0.29	$0.29	$1.16	$1.14

Douglas Dynamics – Fourth Quarter and Full Year 2022

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Twelve Month Period Ended
	December 31, 2022	December 31, 2021
	(unaudited)

Operating activities
Net income	$38,609	$30,691
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,938	20,316
Loss on extinguishment of debt	--	4,936
Loss (gain) on disposal of fixed assets	111	(220)
Amortization of deferred financing costs and debt discount	491	894
Stock-based compensation	6,730	5,794
Adjustments on derivatives not designated as hedges	(688)	(1,192)
Provision (credit) for losses on accounts receivable	(1,476)	67
Deferred income taxes	(3,268)	1,618
Impairment charges	--	1,211
Non-cash lease expense	1,030	1,768
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(14,253)	12,093
Inventories	(32,483)	(24,276)
Prepaid assets, refundable income taxes paid and other assets	3,422	(1,714)
Accounts payable	21,522	10,418
Accrued expenses and other current liabilities	1,321	42
Benefit obligations and other long-term liabilities	(1,976)	(1,911)
Net cash provided by operating activities	40,030	60,535

Investing activities
Capital expenditures	(12,047)	(11,208)
Net cash used in investing activities	(12,047)	(11,208)

Financing activities
Repurchase of common stock	(6,001)	--
Payments of financing costs	--	(1,371)
Borrowings on long-term debt	--	224,438
Dividends paid	(27,026)	(26,522)
Repayment of long-term debt	(11,250)	(249,938)
Net cash used in financing activities	(44,277)	(53,393)
Change in cash and cash equivalents	(16,294)	(4,066)
Cash and cash equivalents at beginning of year	36,964	41,030
Cash and cash equivalents at end of year	$20,670	$36,964

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$4,725	$34,432

Douglas Dynamics – Fourth Quarter and Full Year 2022

Douglas Dynamics, Inc.

Segment Disclosures (unaudited)

(In thousands)

	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021	Twelve Months Ended December 31, 2022	Twelve Months Ended December 31, 2021

Work Truck Attachments
Net Sales	$97,921	$97,715	$382,296	$325,707
Adjusted EBITDA	$18,649	$22,163	$78,211	$77,369
Adjusted EBITDA Margin	19.0%	22.7%	20.5%	23.8%

Work Truck Solutions
Net Sales	$61,885	$55,230	$233,772	$215,746
Adjusted EBITDA	$4,262	$-2,266	$8,569	$2,167
Adjusted EBITDA Margin	6.9%	-4.1%	3.7%	1.0%

Douglas Dynamics, Inc.

Free Cash Flow reconciliation (unaudited)

(In thousands)

	Three month period ended December 31,		Twelve month period ended December 31,
	2022	2021	2022	2021

Net cash provided by operating activities	$114,516	$80,016	$40,030	$60,535
Acquisition of property and equipment	(3,123)	(3,937)	(12,047)	(11,208)
Free cash flow	$111,393	$76,079	$27,983	$49,327

Douglas Dynamics – Fourth Quarter and Full Year 2022

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended December 31,		Twelve month period ended December 31,
	2022	2021	2022	2021

Net income	$11,512	$8,816	$38,609	$30,691

Interest expense - net	3,401	2,325	11,253	11,839
Income tax expense (benefit)	1,509	1,954	8,752	3,897
Depreciation expense	2,682	2,451	10,418	9,634
Intangibles amortization	2,630	2,630	10,520	10,682
EBITDA	21,734	18,176	79,552	66,743

Stock-based compensation	1,167	(231)	6,730	5,794
Impairment charges	-	1,211	-	1,211
Loss on extinguishment of debt	-	-	-	4,936
COVID-19 (1)	9	15	48	82
Other charges (2)	1	726	450	770
Adjusted EBITDA	$22,911	$19,897	$86,780	$79,536

(1) Reflects incremental costs incurred related to the COVID-19 pandemic for the periods presented.

(2) Reflects unrelated legal, severance, restructuring and consulting fees for the periods presented.

Douglas Dynamics – Fourth Quarter and Full Year 2022

Douglas Dynamics, Inc.

Reconciliation of Net Income to Adjusted Net Income (unaudited)

(In thousands, except share and per share data)

	Three month period ended December 31,		Twelve month period ended December 31,
	2022	2021	2022	2021

Net income	$11,512	$8,816	$38,609	$30,691
Adjustments:
Stock based compensation	1,167	(231)	6,730	5,794
Impairment charges	-	1,211	-	1,211
Loss on extinguishment of debt	-	-	-	4,936
COVID-19 (1)	9	15	48	82
Adjustments on derivative not classified as hedge (2)	(172)	(172)	(688)	(1,192)
Other charges (3)	1	726	450	770
Tax effect on adjustments	(251)	(387)	(1,635)	(2,900)
Adjusted net income	$12,266	$9,978	$43,514	$39,392

Weighted average basic common shares outstanding	22,886,793	22,980,951	22,915,543	22,954,523
Weighted average common shares outstanding assuming dilution	22,886,793	22,988,143	22,916,824	22,964,732

Adjusted earnings per common share - dilutive	$0.52	$0.42	$1.84	$1.67

GAAP diluted earnings (loss) per share	$0.49	$0.37	$1.63	$1.29
Adjustments net of income taxes:

Stock based compensation	0.04	(0.01)	0.21	0.20
Impairment charges	-	0.04	-	0.04
Debt modification expense	-	-	-	-
Loss on extinguishment of debt	-	-	-	0.16
COVID-19 (1)	-	-	-	-
Adjustments on derivative not classified as hedge (2)	(0.01)	(0.01)	(0.02)	(0.04)
Other charges (3)	-	0.03	0.02	0.02

Adjusted diluted earnings per share	$0.52	$0.42	$1.84	$1.67

(1) Reflects incremental costs incurred related to the COVID-19 pandemic for the periods presented.

(2) Reflects non-cash mark-to-market and amortization adjustments on an interest rate swap not classified as a hedge for the periods presented.

(3) Reflects unrelated legal, severance, restructuring and consulting fees for the periods presented.